[Tanner+Co. letterhead]

                                        August 31, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   Specialty Retail Services
      File Ref. No. 1-11871

     We were previously the principal accountant for Specialty Retail Services and under the date of March 18, 1998, we reported on the consolidated financial statements of Specialty Retail Services and subsidiaries as of and for the years ended December 31, 1997, 1996 and 1995. On August 28, 1998, our appointment as principal accountant was terminated. We have read Specialty Retail Services's statements included in Item 4 of its Form 8-K dated September 1, 1998, and we agree with such statements.

                                     Sincerely,


                                     /s/ Tanner+Co.